Exhibit 99.1

Patterson-UTI Announces Sale of
Drilling and Completion Fluid Services Business

HOUSTON – January 20, 2010 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) announced that it has exited the drilling and completion fluid services business. Patterson-UTI’s subsidiary, Ambar Lone Star Fluid Services LLC, today completed the sale of substantially all of its assets, other than billed accounts receivable, to National Oilwell Varco, L.P.  The net cash proceeds from the sale and collection of billed accounts receivable, net of the payment of accrued expenses and transaction costs are expected to be approximately $48 million. Patterson-UTI expects to record a small loss on this transaction.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has approximately 350 currently marketable land-based drilling rigs that operate primarily in oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota, Pennsylvania and western Canada. Universal Well Services Inc. provides pressure pumping services primarily in the Appalachian Basin.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration in the global economic environment, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:
John E. Vollmer III
SVP & Chief Financial Officer
Patterson-UTI Energy, Inc.
(281) 765-7100